Exhibit 23.3

Consent of PFC Energy

PFC Energy hereby consents to the use of any data included in the Registration Statement on Form S-1 of Era Group Inc., and any and all amendments and supplements thereto (the “Registration Statement”), which references PFC Energy as the source of such data and all references to PFC Energy included in such Registration Statement.

/s/ Christopher Meyerhoff
Name: Christopher Meyerhoff
Title: Chief Financial Officer

Washington, D.C.

July 31, 2011